Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by 23.9% to $901 thousand, or $0.33 per share, for the three months ended September 30, 2016 from the same period last year
●	Net interest income increased by $334 thousand, or 9.8%, to $3.7 million for the three months ended September 30, 2016 from the same period last year
●	Total loans increased by $4.2 million and deposits increased by $6.3 million for the three months ended September 30, 2016 from June 30, 2016

Minerva, Ohio— October 20, 2016 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $901 thousand for the first fiscal quarter of 2017, an increase of $174 thousand, or 23.9%, from the same period last year. Earnings per share for the first fiscal quarter of 2017 were $0.33 compared to $0.27 for the same period last year. Net income for the first fiscal quarter of 2017 was positively impacted by a $334 thousand increase in net interest income. Net interest income increased due to the growth in average interest-earning assets, as well as by $191 thousand recognized in interest income as a result of the full payoff of two loan relationships that were on non-accrual.

The net interest margin was 3.87% for the current quarter ended September 30, 2016, 3.64% for the previous quarter ended June 30, 2016 and was 3.69% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.10% for the three months ended September 30, 2016, an increase from 3.93% for the same period last year. The Corporation’s cost of funds was 0.34% for the three months ended September 30, 2016 and 0.33% for the same period last year. The net interest margin and the yield on average interest-earning assets were positively impacted by the payoff of the two loan relationships that were discussed in the preceding paragraph. Excluding the interest income recognized on the non-accrual loans, the net interest margin would have been 3.68% and the yield on average interest-earning assets would have been 3.92% for the current quarter ended September 30, 2016.

Assets at September 30, 2016 totaled $433.4 million, an increase of $3.0 million, or an annualized 2.8%, from June 30, 2016. Loans increased by $4.2 million, or an annualized 6.6%, and deposits increased by $6.3 million, or an annualized 7.3% from June 30, 2016.

Ralph J. Lober, President and Chief Executive Officer, stated, “We are pleased that fiscal 2016 loan and deposit growth has continued into the first fiscal quarter of 2017 as we expect this growth to counter continued margin pressure and contribute to future net interest and non-interest income. A six percentage point increase in the Bank’s loan to deposit ratio over September 2015 is evidence that our investments in new lending centers and in commercial sales staff are showing results throughout our five county market. Further, as one of only a few banks headquartered in the region, the Bank is beginning to benefit from the market disruption caused by ongoing merger activity and branch closings. While the resolution of several non-performing assets that were dampening net interest margins and adding to noninterest expenses have positively impacted first fiscal quarter results, we anticipate an ongoing benefit as the assets are converted to income producing loans and as staff and management can focus on other opportunities.”

Other income increased by $113 thousand, or 15.4%, to $848 thousand for the first quarter of fiscal year 2017 compared with $735 thousand for the same period last year. Other income for the first quarter of fiscal year 2017 included a $103 thousand gain from the sale of securities compared with a $35 thousand gain for the same prior year period. Excluding the securities gains, non-interest income increased by $45 thousand, or 6.4%, primarily as a result of increases in gains from the sale of mortgage loans, debit card interchange income and deposit service charge income.

Other expenses increased by $149 thousand, or 4.7%, for the first fiscal quarter of 2017 from the same period last year. The increase in other expenses was primarily the result of higher occupancy expenses.

Non-performing loans were $2.4 million at September 30, 2016, compared with $6.0 million at June 30, 2016 and $3.2 million at September 30, 2015. Non-performing loans decreased from June 30, 2016 primarily as a result of the full payoff of two loan relationships with a recorded investment of $3.0 million. The allowance for loan losses (ALLL) as a percent of total loans at September 30, 2016 was 1.41% and annualized net charge-offs to total loans were 0.03% for the three months ended September 30, 2016 compared with an ALLL to loans ratio of 1.07% and an annualized net charge-off ratio of 0.02% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2016	June 30, 2016	September 30, 2015
Total interest income	$3,967	$3,657	$3,620
Total interest expense	240	231	227
Net interest income	3,727	3,426	3,393
Provision for loan losses	136	1,084	92
Other income	848	795	735
Other expenses	3,286	3,235	3,137
Income before income taxes	1,153	(98)	899
Income tax expense	252	(171)	172
Net income	$901	$73	$727
Basic and diluted earnings per share	$0.33	$0.03	$0.27

Consolidated Statements of Financial Condition	September 30, 2016	June 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$12,533	$10,181	$13,648
Certificates of deposit in other financial institutions	5,656	5,906	5,913
Securities, available-for-sale	128,310	133,369	137,763
Securities, held-to-maturity	4,399	3,494	3,565
Federal bank and other restricted stocks, at cost	1,396	1,396	1,396
Loans held for sale	1,810	1,048	307
Total loans	260,487	256,278	233,914
Less: allowance for loan losses	3,684	3,566	2,514
Net loans	256,803	252,712	231,400
Other assets	22,517	22,284	21,063
Total assets	$433,424	$430,390	$415,055
Liabilities and Shareholders’ Equity
Deposits	$352,971	$346,648	$340,891
Other interest-bearing liabilities	32,912	36,410	28,454
Other liabilities	3,521	3,539	3,331
Total liabilities	389,404	386,597	372,676
Shareholders’ equity	44,020	43,793	42,379
Total liabilities and shareholders’ equity	$433,424	$430,390	$415,055

	At or For the Three Months Ended
Performance Ratios:	September 30, 2016	June 30, 2016	September 30, 2015
Return on Average Assets (Annualized)	0.83%	0.07%	0.70%
Return on Average Equity (Annualized)	8.12	0.67	6.90
Average Equity to Average Assets	10.21	10.22	10.19
Net Interest Margin (Fully Tax Equivalent)	3.87	3.64	3.69

Market Data:
Book Value to Common Share	$16.15	$16.06	$15.53
Dividends Paid per Common Share (QTD)	0.12	0.12	0.12
Period End Common Shares	2,724,956	2,727,322	2,728,098

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.03%	0.28%	0.02%
Non-performing Assets to Total Assets	0.55	1.41	0.79
ALLL to Total Loans	1.41	1.39	1.07